Exhibit 10.23

January 6, 2026

Jay Geldmacher
Re:    Amendment to November 6, 2024 Letter Setting Forth Terms and Conditions of Employment

Dear Jay:
This letter amends those Terms and Conditions of Employment previously outlined in the November 6, 2024 letter between you and Sharon Wienbar (the "2024 Term Sheet"). As indicated in the 2024 Term Sheet, you notified the Board of Directors (the "Board") of Resideo Technologies, Inc. ("Resideo" or the "Company") of your intention to retire from the Company. To effectuate a smooth transition for the Company and for the new CEO, the Board and you agreed in the 2024 Term Sheet that you would remain employed by the Company for a period of six (6) months following the date a new CEO commences employment as CEO (the "Transition Date").
Given that a new CEO is now anticipated to be appointed during the 2026 calendar year, the 2024 Term Sheet is hereby amended to include the following paragraph in the section titled "Annual Incentive Plan":
•2026 Performance Year:
oIf the Transition Date is prior to December 31, 2026, in recognition of your agreement to assist with the CEO transition, you will receive a pro-rated target bonus payment based on the period January 1, 2026, through the Transition Date, payable either within 30 days following your separation or at the time other participants receive their bonus payments, whichever is earlier; and
oIf the Transition Date is on or after December 31, 2026, you will receive a full year bonus payment calculated based upon financial results against Resideo Bonus Plan metrics, payable at or around the same time other participants receive their bonus payments (which shall be no later than March 31, 2027).

All other terms and conditions outlined in the 2024 Term Sheet remain unchanged.

ACCEPTANCE OF TERMS
Please indicate your acceptance of these terms by electronically signing this letter via Adobe.
If you have any questions or need further information, please contact either me, Jeannine Lane, EVP, General Counsel and Corporate Secretary, or Steve Kelly, EVP and Chief Human Resources Officer.
Thank you for your contributions to Resideo.

Best,

/s/ Sharon Wienbar
Sharon Wienbar
Chair of the Compensation & Human Capital Management Committee of the Board

Read and Accepted:

/s/ Jay Geldmacher     01/06/2026

JAY GELDMACHER    Date